Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Fintech Ecosystem Development Corp. (“the Company”) on Amendment No. 1 to Form S-1 [File No. 333-255906] of our report dated May 7, 2021, except Note 9, as to which the date is August 17, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Fintech Ecosystem Development Corp. as of March 15, 2021 and for the period from March 5, 2021 (inception) through March 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

Boston, MA

August 17, 2021

Marcum LLP ● 53 State Street ● 17th Floor ● Boston, Massachusetts 02109 ● Phone 617.807.5000 ● Fax 617.807.5001 ● www.marcumllp.com